EXHIBIT 10.9

UPEK, INC.

LOAN AND SECURITY AGREEMENT

This LOAN AND SECURITY AGREEMENT is entered into as of September 30, 2005, by and between COMERICA BANK (“Bank”) and UPEK, INC (“Borrower”).

RECITALS

Borrower wishes to obtain credit from time to time from Bank, and Bank desires to extend credit to Borrower. This Agreement sets forth the terms on which Bank will advance credit to Borrower, and Borrower will repay the amounts owing to Bank.

AGREEMENT

The parties agree as follows:

1. DEFINITIONS AND CONSTRUCTION

1.1 Definitions. As used in this Agreement, the following terms shall have the following definitions:

“Accounts” means all presently existing and hereafter arising accounts, contract rights, payment intangibles, and all other forms of obligations owing to Borrower arising out of the sale or lease of goods (including, without limitation, the licensing of software and other technology) or the rendering of services by Borrower, whether or not earned by performance, and any and all credit insurance, guaranties, and other security therefor, as well as all merchandise returned to or reclaimed by Borrower and Borrower’s Books relating to any of the foregoing.

“Advance” or “Advances” means a cash advance of cash advances under the Revolving Line.

“Affiliate” means, with respect to any Person, any Person that owns or controls directly or indirectly such Person, any Person that controls or is controlled by or is under common control with such Person, and each of such Person’s senior executive officers, directors, and partners.

“Bank Expenses” means all: reasonable costs or expenses (including reasonable attorneys’ fees (which fees incurred in connection with the preparation and negotiation of the Loan Documents only shall not exceed $7,500) and expenses, whether generated in-house or by outside counsel) incurred in connection with the preparation, negotiation, administration, and enforcement of the Loan Documents; reasonable Collateral audit fees; and Bank’s reasonable attorneys’ fees and expenses (whether generated in-house or by outside counsel) incurred in amending, enforcing or defending the Loan Documents (including fees and expenses of appeal), incurred before, during and after an Insolvency Proceeding, whether or not suit is brought.

“Borrower State” means Delaware, the state under whose laws Borrower is organized.

“Borrower’s Books” means all of Borrower’s books and records including: ledgers; records concerning Borrower’s assets or liabilities, the Collateral, business operations or financial condition; and all computer programs, or tape files, and the equipment, containing such information.

“Borrowing Base” means an amount equal to eighty percent (80%) of Eligible Accounts, as determined by Bank with reference to the most recent Borrowing Base Certificate delivered by Borrower.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks in the State of California are authorized or required to close.

“Cash” means unrestricted cash and cash equivalents.

“Change in Control” shall mean a transaction in which any “person” or “group” (within the meaning of Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of a sufficient number of shares of all classes of stock then outstanding of Borrower ordinarily entitled to vote in the election of directors, empowering such “person” or “group” to elect a majority of the Board of Directors of Borrower, who did not have such power before such transaction.

“Chief Executive Office State” means California, where Borrower’s chief executive office is located.

“Closing Date” means the date of this Agreement.

“Code” means the California Uniform Commercial Code, as amended or supplemented from time to time.

“Collateral” means the property described on Exhibit A attached hereto (which excludes Intellectual Property, as defined in Exhibit A) and all Negotiable Collateral to the extent not described on Exhibit A, except to the extent any such property (i) is nonassignable by its terms without the consent of the licensor thereof or another patty (but only to the extent such prohibition on transfer is enforceable under applicable law, including, without limitation, Sections 9406 and 9408 of the Code), or (ii) the granting of a security interest therein is contrary to applicable law, provided that upon the cessation of any such restriction or prohibition, such property shall automatically become part of the Collateral; provided that in no case shall the definition of “Collateral” exclude any Accounts, proceeds of the disposition of any property, or general intangibles consisting of rights to payment.

“Collateral State” means the state or states where the Collateral is located, which are California, Texas, Singapore, Taiwan, Japan, Czech Republic and other states or countries as the Borrower or its Subsidiaries may operate in the normal course of business.

“Contingent Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (i) any indebtedness, lease, dividend, letter of credit or other obligation of another, including, without limitation, any such obligation directly or indirectly guaranteed, endorsed, co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable; (ii) any obligations with respect to undrawn letters of credit, corporate credit cards, or merchant services issued for the account of that Person; and (iii) all obligations arising under any interest rate, currency or commodity swap agreement, interest rate cap agreement, interest rate collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that the term “Contingent Obligation” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.

“Credit Extension” means each Advance, Equipment Advance, or any other extension of credit by Bank to or far the benefit of Borrower hereunder.

“Current liabilities” means, as of any applicable date, all amounts that should, in accordance with GAAP, be included as current liabilities on the consolidated balance sheet of Borrower and its Subsidiaries, as at such date, but specifically excluding any cash-secured Obligations.

“Eligible Accounts” means those Accounts that arise in the ordinary course of Borrower’s business that comply with all of Borrower’s representations and warranties to Bank set forth in Section 5.3; provided, that Bank may change the standards of eligibility by giving Borrower thirty (30) days prior written notice. Unless otherwise agreed to by Bank, Eligible Accounts shall not include the following:

(a) Accounts that the account debtor has failed to pay in full within ninety (90) days of invoice date;

(b) Credit balances over ninety (90) days;

(c) Accounts with respect to an account debtor, twenty-five percent (25%) of whose Accounts the account debtor has failed to pay within ninety (90) days of invoice date;

(d) Accounts with respect to an account debtor, including Subsidiaries and Affiliates, whose total obligations to Borrower exceed twenty five percent (25%) of all Accounts (the “Concentration Limit”), to the extent such obligations exceed the aforementioned percentage, except as approved in writing by Bank; provided however that the Concentration Limit for Accounts with respect to both Lenovo and IBM on a consolidated basis shall be fifty percent (50%);

(e) Accounts with respect to which the account debtor does not have its principal place of business in the United States, except for Eligible Foreign Accounts;

(f) Accounts with respect to which the account debtor is the United States or any department, agency, or instrumentality of the United States, except for Accounts of the United States if the payee has assigned its payment rights to Bank and the assignment has been acknowledged under the Assignment of Claims Act of 1940 (31 U.S.C. 3727);

(g) Accounts with respect to which Borrower is liable to the account debtor for goods sold or services rendered by the account debtor to Borrower, but only to the extent of any amounts owing to the account debtor against amounts owed to Borrower;

(h) Accounts with respect to which goods are placed on consignment, guaranteed sale, sale or return, sale on approval, bill and hold, demo or promotional, or other terms by reason of which the payment by the account debtor may be conditional;

(i) Accounts with respect to which the account debtor is an officer, employee, agent or Affiliate of Borrower;

(j) Accounts that have not yet been billed to the account debtor or that relate to deposits (such as good faith deposits) or other property of the account debtor held by Borrower for the performance of services or delivery of goods which Borrower has not yet performed or delivered;

(k) Accounts with respect to which the account debtor disputes liability or makes any claim with respect thereto as to which Bank believes, in its sole discretion, that there may be a basis for dispute (but only to the extent of the amount subject to such dispute or claim), or is subject to any Insolvency Proceeding, or becomes insolvent, or goes out of business;

(l) Accounts the collection of which Bank reasonably determines after inquiry and consultation with Borrower to be doubtful; and

(m) Retentions and hold-backs.

“Eligible Foreign Accounts” means Accounts with respect to which the account debtor does not have its principal place of business in the United States and that are (i) supported by one or more letters of credit in an amount and of a tenor, and issued by a financial institution, acceptable to Bank, (ii) insured by the Export Import Bank of the United States, (iii) generated by an account debtor with its principal place of business in Canada, provided that the Bank has perfected its security interest in the appropriate Canadian province, (iv) Accounts with respect to a FORTUNE Global 500 company, including without limitation Lenovo and IBM, or (v) approved by Bank on a case-by-case basis. All Eligible Foreign Accounts must be calculated in U S Dollars.

“Environmental Laws” means all laws, rules, regulations, orders and the like issued by any federal state, local foreign or other governmental or quasi-governmental authority or any agency pertaining to the environment or to any hazardous materials or wastes, toxic substances, flammable, explosive or radioactive materials, asbestos or other similar materials.

“Equipment” means all present and future machinery, equipment, tenant improvements, furniture, fixtures, vehicles, tools, parts and attachments in which Borrower has any interest.

“Equipment Advance(s)” means a cash advance or cash advances under the Equipment Line.

“Equipment Line” means a Credit Extension of up to Three Million Five Hundred Thousand Dollars ($3,500,000).

“Equipment Maturity Date” means September 30, 2008.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

“Event of Default” has the meaning assigned in Article 8.

“GAAP” means generally accepted accounting principles, consistently applied, as in effect from time to time.

“Indebtedness” means (a) all indebtedness for borrowed money or the deferred purchase price of property or services, including without limitation reimbursement and other obligations with respect to surety bonds and letters of credit, (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all capital lease obligations, and (d) all Contingent Obligations.

“Initial Lookback Tranche” has the meaning assigned in Section 2.l(c)(i).

“Initial Lookback Equipment Advance” or “Initial Lookback Equipment Advances” means any Equipment Advances(s) made under the Initial Lookback Tranche.

“Insolvency Proceeding” means any proceeding commenced by or against any Person or entity under any provision of the United States Bankruptcy Code, as amended, or under any other bankruptcy or insolvency law, including assignments for the benefit of creditors, formal or informal moratoria, compositions, extension generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Inventory” means all present and future inventory in which Borrower has any interest.

“Investment” means any beneficial ownership of (including stock, partnership or limited liability company interest other securities) any Person, or any loan, advance or capital contribution to any Person.

“IRC” means the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

“Lien” means any mortgage, lien, deed of trust, charge, pledge, security interest or other encumbrance.

“Loan Documents” means, collectively, this Agreement, any note or notes executed by Borrower, and any other document, instrument or agreement entered into in connection with this Agreement, all as amended or extended from time to time.

“Material Adverse Effect” means a material adverse effect on (i) the business operations or condition (financial or otherwise) of Borrower and its Subsidiaries taken as a whole, (ii) the ability of Borrower to repay the Obligations or otherwise perform its obligations under the Loan Documents, (iii) Borrower’s interest in, or the value, perfection or priority of Bank’s security interest in the Collateral.

“Negotiable Collateral” means all of Borrower’s present and future letters of credit of which it is a beneficiary, drafts, instruments (including promissory notes), securities, documents of title, and chattel paper, and Borrower’s Books relating to any of the foregoing.

“Obligations” means all debt, principal, interest, Bank Expenses and other amounts owed to Bank by Borrower pursuant to this Agreement or any other agreement, whether absolute or contingent, due or to become due, now existing or hereafter arising, including any interest that accrues after the commencement of an Insolvency Proceeding and including any debt, liability, or obligation owing from Borrower to others that Bank may have obtained by assignment or otherwise.

“Periodic Payments” means all installments or similar recurring payments that Borrower may now or hereafter become obligated to pay to Bank pursuant to the terms and provisions of any instrument, or agreement now or hereafter in existence between Borrower and Bank.

“Permitted Indebtedness” means:

(a) Indebtedness of Borrower in favor of Bank arising under this Agreement or any other Loan Document;

(b) Indebtedness existing on the Closing Date and disclosed in the Schedule;

(c) Indebtedness not to exceed One Hundred Thousand Dollars ($100,000) in the aggregate in any fiscal year of Borrower secured by a lien described in clause (c) of the defined term “Permitted Liens”; provided such Indebtedness does not exceed the lesser of the cost or fair market value of the equipment financed with such Indebtedness;

(d) Subordinated Debt;

(e) Indebtedness to trade creditors incurred in the ordinary course of business; and

(f) Extensions, refinancings and renewals of any items of Permitted Indebtedness, provided that the principal amount is not increased or the terms modified to impose more burdensome terms upon Borrower or its Subsidiary, as the case may be.

“Permitted Investment” means:

(a) Investments existing on the Closing Date disclosed in the Schedule; and

(b)(i) Marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or any State thereof maturing within one (I) year from the date of acquisition thereof, (ii) commercial paper maturing no more than one (1) year from the date of creation thereof and currently having rating of at least A-2 or P-2 from either Standard & Poor’s Corporation or Moody’s Investors Service, (iii) Bank’s certificates of deposit maturing no more than one year from the date of investment therein, and (iv) Bank’s money market accounts;

(c) Repurchases of stock from former employees, contractors or directors of Borrower under the terms of applicable repurchase agreements (i) in an aggregate amount not to exceed Two Hundred Thousand Dollars ($200,000) in any fiscal year, provided that no Event of Default has occurred, is continuing or would exist after giving effect to the repurchases, or (ii) in any amount where the consideration for the repurchase is the cancellation of indebtedness owed by such former employees to Borrower regardless of whether an Event of Default exists;

(d) Investments accepted in connection with Permitted Transfers;

(e) Investments of Subsidiaries in or to other Subsidiaries or Borrower and Investments by Borrower in Subsidiaries not to exceed Two Hundred Thousand Dollars ($200,000) in the aggregate in any fiscal year;

(f) Investments not to exceed One Hundred Thousand Dollars ($100,000) in the aggregate in any fiscal year consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of Borrower or its Subsidiaries pursuant to employee stock purchase plan agreements approved by Borrower’s Board of Directors;

(g) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of Borrower’s business;

(h) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business, provided that this subparagraph (h) shall not apply to Investments of Borrower in any Subsidiary; and

(i) Joint ventures or strategic alliances in the ordinary course of Borrower’s business consisting of the non-exclusive licensing of technology, the development of technology or the providing of technical support, provided that any cash Investments by Borrower do not exceed One Hundred Thousand Dollars ($100,000) in the aggregate in any fiscal year, without the Bank’s prior written consent, which consent shall not be unreasonably withheld.

“Permitted Liens” means the following:

(a) Any Liens existing on the Closing Date and disclosed in the Schedule (excluding Liens to be satisfied with the proceeds of the Advances) or arising under this Agreement or the other Loan Documents;

(b) Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings and for which Borrower maintains adequate reserves, provided the same have no priority over any of Bank’s security interests;

(c) Liens not to exceed One Hundred Thousand Dollars ($100,000) in the aggregate (i) upon or in any Equipment (other than Equipment financed by an Equipment Advance) acquired or held by Borrower or any of its Subsidiaries to secure the purchase price of such Equipment or indebtedness incurred solely for the purpose of financing the acquisition or lease of such Equipment, or (ii) existing on such Equipment at the time of its acquisition, provided that the Lien is confined solely to the property so acquired and improvements thereon, and the proceeds of such Equipment;

(d) Liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by Liens of the type described in clauses (a) through (c) above, provided that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness being extended, renewed or refinanced does not increase; and

(e) Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Sections 8.5 or 8.9;

“Permitted Iransfer” means the conveyance, sale, lease, transfer or disposition by Borrower or any Subsidiary of:

(a) Inventory in the ordinary course of business;

(b) licenses and similar arrangements for the use of the property of Borrower or its Subsidiaries in the ordinary course of business;

(c) worn-out or obsolete Equipment not financed with the proceeds of Equipment Advances;

(d) advances by Borrower to its Subsidiaries in the ordinary course of business in an aggregate amount during any fiscal year not to exceed 120% of the amount budgeted for advances to Subsidiaries during such fiscal year as set forth in the applicable Board approved operating plan delivered to Bank in accordance with Section 6.2(vii); or

(e) other assets of Borrower or its Subsidiaries that do not in the aggregate exceed Two Hundred Thousand Dollars ($200,000) during any fiscal year.

“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or governmental agency.

“Prime Rate” means the variable rate of interest, per annum, most recently announced by Bank, as its “prime rate,” whether or not such announced rate is the lowest rate available from Bank.

“Responsible Officer’ means each of the Chief Executive Officer, the Chief’ Operating Officer, the Chief Financial Officer and the Controller of Borrower.

“Revolving Line” means a Credit Extension of up to Five Million Dollars ($5,000,000).

“Revolving Maturity Date” means September 30, 2007.

“Schedule” means the schedule of exceptions attached hereto and approved by Bank, if any.

“Shares” means (i) sixty-six and two-thirds percent (66-2/3%) of the issued and outstanding capital stock, membership units or other securities owned or held of record by Borrower in any Subsidiary of Borrower which is not an entity organized under the laws of the United States or any territory thereof, and (ii) one hundred percent (100%) of the issued and outstanding capital stock, membership units or other securities owned or held of record by Borrower in any Subsidiary of Borrower which is an entity organized under the laws of the United States or any territory thereof.

“SOS Reports” means the official reports from the Secretaries of State of each Collateral State, Chief Executive Office State and the Borrower State and other applicable federal, state or local government offices identifying all current security interests filed in the Collateral and Liens of record as of the date of such report.

“Subordinated Debt” means any debt incurred by Borrower that is subordinated in writing to the debt owing by Borrower to Bank on terms reasonably acceptable to Bank (and identified as being such by Borrower and Bank).

“Subsidiary” means any corporation, partnership or limited liability company or joint venture in which (i) any general partnership interest or (ii) more than fifty percent (50%) of the stock, limited liability company interest or joint venture of which by the terms thereof has the ordinary voting power to elect the Board of Directors, managers or trustees of the entity, at the time as of which any determination is being made, is owned by Borrower, either directly or through an Affiliate.

“Tranche A” has the meaning assigned in Section 2.1(c)(i).

“Tranche A Availability End Date” means December 30, 2005.

“Tranche A Equipment Advance” or “Tranche A Equipment Advances” means any Equipment Advances(s) made under Tranche A.

“Tranche B” has the meaning assigned in Section 2 1(c)(i).

“Tranche B Availability End Date” means March 30, 2006.

“Tranche B Equipment Advance” or “Tranche B Equipment Advances” means any Equipment Advances(s) made under Tranche B.

“Tranche C” has the meaning assigned in Section 2.1(c)(i).

“Tranche C Availability End Date” means June 30, 2006.

“Tranche C Equipment Advance” or “Tranche C Equipment Advances” means any Equipment Advances(s) made under Tranche C.

“Tranche D” has the meaning assigned in Section 2.1(c)(i).

“Tranche D Availability End Date” means September 30, 2006.

“Tranche D Equipment Advance” or “Tranche D Equipment Advances” means any Equipment Advances(s) made under Tranche D.

1.2 Accounting Terms. Any accounting term not specifically defined herein shall be construed in accordance with GAAP and all calculations shall be made in accordance with GAAP. The term “financial statements” shall include the accompanying notes and schedules.

2. LOAN AND TERMS OF PAYMENT

2.1 Credit Extensions.

(a) Promise to Pay. Borrower promises to pay to Bank, in lawful money of the United States of America, the aggregate unpaid principal amount of all Credit Extensions made by Bank to Borrower, together with interest on the unpaid principal amount of such Credit Extensions at rates in accordance with the terms hereof

(b) Advances Under Revolving Line.

(i) Amount. Subject to and upon the terms and conditions of this Agreement (1) Borrower may request Advances in an aggregate outstanding amount not to exceed the Iesser of (A) the Revolving Line or (B) the Borrowing Base and (2) amounts borrowed pursuant to this Section 2.1(b) may be repaid and reborrowed at any time prior to the Revolving Maturity Date, at which time all Advances under this Section 2 1(b) shall be immediately due and payable. Borrower may prepay any Advances without penalty or premium.

(ii) Form of Request. Whenever Borrower desires an Advance, Borrower will notify Bank by facsimile transmission or telephone no later than 3:00 p.m. Pacific time (1:00 p.m. Pacific time for wire transfers), on the Business Day that the Advance is to be made. Each such notification shall be promptly confirmed by a Payment/Advance Form in substantially the form of Exhibit B hereto Bank is authorized to make Advances under this Agreement, based upon instructions received from a Responsible Officer or a designee of a Responsible Officer, or without instructions if in Bank’s discretion such Advances are necessary to meet Obligations which have become due and remain unpaid. Bank shall be entitled to rely on any telephonic notice given by a person who Bank reasonably believes to be a Responsible Officer or a designee thereof, and Borrower shall indemnify and hold Bank harmless for any damages or loss suffered by Bank as a result of such reliance. Bank will credit the amount of Advances made under this Section 2.1(b) to Borrower’s deposit account.

(c) Equipment Advances.

(i) Subject to and upon the terms and conditions of this Agreement, Bank agrees to make Equipment Advances to Borrower in five Tranches, the Initial Lookback Tranche, Tranche A, Tranche B, Tranche C, and Tranche D Borrower may request Equipment Advances under the Initial Lookback Tranche on the date hereof or as soon thereafter as practical. Borrower may request Equipment Advances under Tranche A at any time from the date hereof through the Tranche A Availability End Date. Borrower may request Equipment Advances under Tranche B at any time from the first Business Day after the Tranche A Availability End Date through the Tranche B Availability End Date Borrower may request Equipment Advances under Tranche C at any time from the first Business Day after the Tranche B Availability End Date through the Tranche C Availability End Date. Borrower may request Equipment Advances under Tranche D at any time from the first Business Day after the Tranche C Availability End Date through the Tranche D Availability End Date. The aggregate outstanding amount of Initial Lookback Equipment Advances, Tranche A Equipment Advances, Tranche B Equipment Advances, Tranche C Equipment Advances and Tranche D Equipment Advances shall not exceed the Equipment Line Each Equipment Advance shall not exceed one hundred percent (100%) of the invoice amount of Equipment and software (including software licenses) that are: (A) listed on Exhibit E hereto with respect to Initial Lookback Equipment Advances; or (B) approved by Bank from time to time with respect to Tranche A Equipment Advances, Tranche B Equipment Advances, Tranche C Equipment Advances or Tranche D Equipment Advances (which Borrower shall, in any case, have purchased: (A) no earlier than March 1, 2004 with respect to Initial Lookback Equipment Advances or (B) within 120 days of the date of the corresponding Tranche A Equipment Advance, Tranche B Equipment Advance, Tranche C Equipment Advance or Tranche D Equipment Advance), including taxes, shipping, warranty charges, freight discounts and installation expense.

(ii) Interest shall accrue from the date of each Equipment Advance at the rate specified in Section 2.3 (a), and shall be payable in accordance with Section 2.3(c). Any Equipment Advances that are outstanding under the Initial Lookback Tranche shall be payable in twenty four (24) equal monthly installments of principal, plus all accrued interest, beginning on October 30, 2005, and continuing on the same day of each month thereafter until paid in full Any Equipment Advances that are outstanding under Tranche A on the Tranche A Availability End Date shall be payable in thirty three (33) equal monthly installments of principal, plus all accrued interest, beginning on January 30, 2006, and continuing on the same day of each month thereafter until paid in full. Any Equipment Advances that are outstanding under Tranche B on the Tranche B Availability End Date shall be payable in thirty (30) equal monthly installments of principal, plus all accrued interest, beginning on April 30, 2006, and continuing on the same day of each month thereafter until paid in full. Any Equipment Advances that are outstanding wider Tranche C on the Tranche C Availability End Date shall be payable in twenty seven (27) equal monthly installments of principal, plus all accrued interest, beginning on July 30, 2006, and continuing on the same day of each month thereafter until paid in full. Any Equipment Advances that are outstanding under Tranche D on the Tranche D Availability End Date shall be payable in twenty four (24) equal monthly installments of principal, plus all accrued interest, beginning on October 30, 2006 and continuing on the same day of each month thereafter through the Equipment Maturity Date, at which time all amounts due in connection with Tranche B Equipment Advance made under this Section 2.1(c) and any other amounts due under this Agreement shall be immediately due and payable. Equipment Advances, once repaid, may not be reborrowed. Borrower may prepay any Equipment Advances without penalty or premium.

(iii) When Borrower desires to obtain an Equipment Advance, Borrower shall notify Bank (which notice shall be irrevocable) by facsimile transmission to be received no later than 3:00 p.m. Pacific time three (3) Business Days before the day on which the Equipment Advance is to be made. Such notice shall be substantially in the form of Exhibit B. The notice shall be signed by a Responsible Officer or its designee and include a copy of the invoice for any Equipment to be financed.

2.2 Overadvances. If the aggregate amount of the outstanding Advances exceeds the lesser of the Revolving Line or the Borrowing Base at any time, Borrower shall immediately pay to Bank, in cash, the amount of such excess.

2.3 Interest Rates, Payments, and Calculations.

(a) Interest Rates.

(i) Advances. Except as set forth in Section 2.3(b), the Advances shall bear interest, on the outstanding daily balance thereof, at a variable rate equal to the Prime Rate.

(ii) Equipment Advances. Except as set forth in Section 2.3(b), the Equipment Advances shall bear interest, on the outstanding daily balance thereof, at a rate equal to one percent (100%) above the Prime Rate.

(b) Late Fee; Default Rate. If any payment is not made within ten (10) days after the date such payment is due, Borrower shall pay Bank a late fee equal to the lesser of (i) five percent (5%) of the amount of such unpaid amount or (ii) the maximum amount permitted to be charged under applicable law All Obligations shall bear interest, from and after the occurrence and during the continuance of an Event of Default, at a rate equal to five (5) percentage points above the interest rate applicable immediately prior to the occurrence of the Event of Default.

(c) Payments. Interest hereunder shall be due and payable on the first calendar day of each month during the term hereoff. Bank shall, at its option, charge such interest, all Bank Expenses, and all Periodic Payments against any of Borrower’s deposit accounts or against the Revolving Line, in which case those amounts shall thereafter accrue interest at the rate then applicable hereunder. Any interest not paid when due shall be compounded by becoming a part of the Obligations, and such interest shall thereafter accrue interest at the rate then applicable hereunder.

(d) Computation. In the event the Prime Rate is changed from time to time hereafter, the applicable rate of interest hereunder shall be increased or decreased, effective as of the day the Prime Rate is changed, by an amount equal to such change in the Prime Rate. All interest chargeable under the Loan Documents shall be computed on the basis of a three hundred sixty (360) day year for the actual number of days elapsed.

2.4 Crediting Payments. Prior to the occurrence of an Event of Default, Bank shall credit a wire transfer of funds, check or other item of payment to such deposit account or Obligation as Borrower specifies except that to the extent Borrower uses the Advances to purchase Collateral, Borrower’s repayment of the Advances shall apply on a “first-in-first-out” basis so that the portion of the Advances used to purchase a particular item of Collateral shall be paid in the chronological order the Borrower purchased the Collateral After the occurrence of an Event of Default, Bank shall have the right, in its sole discretion, to immediately apply any wire transfer of funds, check, or other item of payment to conditionally reduce Obligations, but such applications of funds shall not be considered a payment on account unless such payment is of immediately available federal funds or unless and until such check or other item of payment is honored when presented for payment Notwithstanding anything to the contrary contained herein, any wire transfer or payment received by Bank after 12:00 noon Pacific time shall be deemed to have been received by Bank as of the opening of business on the immediately following Business Day. Whenever any payment to Bank under the Loan Documents would otherwise be due (except by reason of acceleration) on a date that is not a Business Day, such payment shall instead be due on the next Business Day, and additional fees or interest, as the case may be, shall accrue and be payable for the period of such extension.

2.5 Fees. Borrower shall pay to Bank the following:

(a) Facility Fee. On the Closing Date, a fee equal to $20,000, which shall be nonrefundable; and

(b) Bank Expenses. On the Closing Date, all Bank Expenses incurred through the Closing Date, and, after the Closing Date, all Bank Expenses as and when they become due. Bank will first apply the Bank’s Expenses against the good faith deposit paid by the Borrower to Bank in connection with the execution of that certain term sheet dated June 6, 2005 between Borrower and Bank.

2.6 Term. This Agreement shall become effective on the Closing Date and, subject to Section 13.7, shall continue in full force and effect for so long as any Obligations remain outstanding or Bank has any obligation to make Credit Extensions under this Agreement. Notwithstanding the foregoing, Bank shall have the right to terminate its obligation to make Credit Extensions under this Agreement immediately and without notice upon the occurrence and during the continuance of an Event of Default.

3. CONDITIONS OF LOANS.

3.1 Conditions Precedent to Initial Credit Extension. The obligation of Bank to make the initial Credit Extension is subject to the condition precedent that Bank shall have received, in form and substance satisfactory to Bank, the following:

(a) this Agreement;

(b) an officer’s certificate of Borrower with respect to incumbency and resolutions authorizing the execution and delivery of this Agreement;

(c) UCC National Form Financing Statement;

(d) the certificate(s) for the Shares, together with Assignment(s) Separate from Certificate, duly executed by in blank;

(e) current SOS Reports indicating that except for Permitted Liens, there are no other security interests or Liens of record in the Collateral;

(f) agreement to provide insurance;

(g) payment of the fees and Bank Expenses then due specified in Section 2.5 hereof;

(h) current financial statements, including audited statements for Borrower’s most recently ended fiscal year, together’ with an unqualified opinion, company prepared consolidated and consolidating balance sheets and income statements for the most recently ended month in accordance with Section 6.2, and such other updated financial information as Bank may reasonably request;

(i) current Compliance Certificate in accordance with Section 6.2;

(j) an audit of the Collateral, the results of which shall be satisfactory to Bank (only with respect to Advances under the Revolving Line); and

(k) such other documents or certificates, and completion of such other matters, as Bank may reasonably deem necessary or appropriate.

3.2 Conditions Precedent to all Credit Extensions. The obligation of Bank to make each Credit Extension, including the initial Credit Extension, is further subject to the following conditions:

(a) timely receipt by Bank of the Payment/Advance Form as provided in Section 2.1; and

(b) the representations and warranties contained in Section 5 shall be true and correct in all material respects on and as of the date of such Payment/Advance Form and on the effective date of each Credit Extension as though made at and as of each such date, and no Event of Default shall have occurred and be continuing, or would exist after giving effect to such Credit Extension (provided, however, that those representations and warranties expressly referring to another date shall be true, correct and complete in all material respects as of such date). The making of each Credit Extension shall be deemed to be a representation and warranty by Borrower on the date of such Credit Extension as to the accuracy of the facts referred to in this Section 3.2.

4. CREATION OF SECURITY INTEREST.

4.1 Grant of Security Interest. Borrower grants and pledges to Bank a continuing security interest in the Collateral to secure prompt repayment of any and all Obligations and in order to secure prompt performance by Borrower of each of its covenants and duties under the Loan Documents. Except as set forth in the Schedule, such security interest constitutes a valid, first priority security interest in the presently existing Collateral, and will constitute a valid, first priority security interest in later-acquired Collateral. Borrower also hereby agrees to not sell, transfer, assign, mortgage, pledge, lease, grant a security interest in, or encumber any of its intellectual property. Notwithstanding any termination, Bank’s Lien on the Collateral shall remain in effect for so long as any Obligations are outstanding.

4.2 Perfection of Security Interest. Borrower authorizes Bank to file at any time financing statements, continuation statements, and amendments thereto that (i) either specifically describe the Collateral or describe the Collateral as all assets of Borrower of the kind pledged hereunder, and (ii) contain any other information required by the Code for the sufficiency of filing office acceptance of any financing statement, continuation statement, or amendment, including whether Borrower is an organization, the type of organization and any organizational identification number issued to Borrower, if applicable. Any such financing statements may be signed by Bank on behalf of Borrower, as provided in the Code, and may be filed at any time in any jurisdiction whether or not Revised Article 9 of the Code is then in effect in that jurisdiction. Borrower shall from time to time endorse and deliver to Bank, at the request of Bank, all Negotiable Collateral and other documents that Bank may reasonably request, in form satisfactory to Bank, to perfect and continue perfected Bank’s security interests in the Collateral and in order to fully consummate all of the transactions contemplated under the Loan Documents. Borrower shall have possession of the Collateral, except where expressly otherwise provided in this Agreement or where Bank chooses to perfect its security interest by possession in addition to the filing of a financing statement Where Collateral is in possession of a third party bailee, Borrowr shall take such steps as Bank reasonably requests for Bank to (i) obtain an acknowledgment, in form and substance satisfactory to Bank, of the bailee that the bailee holds such Collateral for the benefit of Bank, (ii) obtain “control” of any Collateral consisting of investment property, deposit accounts, letter-of-credit rights or electronic chattel paper (as such items and the term “control” are defined in Revised Article 9 of the Code) by causing the securities intermediary or depositary institution or issuing bank to execute a control agreement in form and substance satisfactory to Bank. Borrower will not create any chattel paper without placing a legend on the chattel paper acceptable to Bank indicating that Bank has a security interest in the chattel paper. Borrower from time to time may deposit with Bank specific cash collateral to secure specific Obligations; Borrower authorizes Bank to hold such specific balances in pledge and to decline to honor any drafts thereon or any request by Borrower or any other Person to pay or otherwise transfer any part of such balances for so long as the specific Obligations are outstanding.

4.3 Right to Inspect. Bank (through any of its officers, employees, or agents) shall have the right, upon reasonable prior notice, from time to time during Borrower’s usual business hours but no more than twice a year (unless an Event of Default has occurred and is continuing), to inspect Borrower’s Books and to make copies thereof and to cheek, test, and appraise the Collateral in order to verify Borrower’s financial condition or the amount, condition of, or any other matter relating to, the Collateral.

4.4 Pledge of Collateral. Borrower hereby pledges, assigns and grants to Bank a security interest in all the Shares, together with all proceeds and substitutions thereof, all cash, stock and other moneys and property paid thereon, all rights to subscribe for securities declared or granted in connection therewith, and all other cash and noncash proceeds of the foregoing, as security for the performance of the Obligations On the Closing Date, the certificate or certificates for the Shares will be delivered to Bank, accompanied by an instrument of assignment duly executed in blank by Borrower. To the extent required by the terms and conditions governing the Shares,

Borrower shall cause the books of each entity whose Shares are part of the Collateral and any transfer agent to reflect the pledge of the Shares Upon the occurrence of an Event of Default hereunder, Bank may effect the transfer of any securities included in the Collateral (including but not limited to the Shares) into the name of Bank and cause new certificates representing such securities to be issued in the name of Bank or its transferee. Borrower will execute and deliver such documents, and take or cause to be taken such actions, as Bank may reasonably request to perfect or continue the perfection of Bank’s security interest in the Shares Unless an Event of Default shall have occurred and be continuing, Borrower shall be entitled to exercise any voting rights with respect to the Shares and to give consents, waivers and ratifications in respect thereof, provided that no vote shall be cast or consent, waiver or ratification given or action taken which would be inconsistent with any of the terms of this Agreement or which would constitute or create any violation of any of such terms. All such rights to vote and give consents, waivers and ratifications shall terminate upon the occurrence and continuance of an Event of Default.

5. REPRESENTATIONS AND WARRANTIES.

Borrower represents and warrants as follows:

5.1 Due Organization and Qualification. Borrower and each Subsidiary is duly existing under the laws of the state in which it is organized and qualified and licensed to do business in any state in which the conduct of its business or its ownership of property requires that it be so qualified, except where the failure to do so could not reasonably be expected to cause a Material Adverse Effect.

5.2 Due Authorization; No Conflict. The execution, delivery, and performance of the Loan Documents are within Borrower’s powers, have been duly authorized, and are not in conflict with nor constitute a breach of any provision contained in Borrower’s Certificate of Incorporation or Bylaws, nor will they constitute an event of default under any material agreement by which Borrower is bound. Borrower is not in default under any agreement by which it is bound, except to the extent such default could not reasonably be expected to cause a Material Adverse Effect.

5.3 Collateral. Borrower has rights in or the power to transfer the Collateral, and its title to the Collateral is free and clear of Liens, adverse claims, and restrictions on transfer or pledge except for Permitted Liens. All Collateral is located solely in the Collateral States. The Eligible Accounts are bona fide existing obligations. The property or services giving rise to such Eligible Accounts has been delivered or rendered to the account debtor or its agent for immediate shipment to and unconditional acceptance by the account debtor Borrower has not received notice of actual or imminent Insolvency Proceeding of any account debtor whose accounts are included in any Borrowing Base Certificate as an Eligible Account All Inventory is in all material respects of good and merchantable quality, free from all material defects, except for Inventory for which adequate reserves have been made Except as set forth in the Schedule, none of the Collateral is maintained or invested with a Person other than Bank or Bank’s Affiliates.

5.4 Intellectual Property. Borrower is the sole owner of its patents, trademarks, copyrights and other intellectual property, except for non-exclusive licenses granted by Borrower to its customers in the ordinary course of business. To the best of Borrower’s knowledge, each of Borrower’s patents, trademarks and copyrights is valid and enforceable, and no part of its intellectual property has been judged invalid or unenforceable, in whole or in part, and no claim has been made to Borrower that any part of its intellectual property violates the rights of any third party except to the extent such claim could not reasonably be expected to cause a Material Adverse Effect.

5.5 Name; Location of Chief Executive Office. Except as disclosed in the Schedule, Borrower has not done business under any name other than that specified on the signature page hereof, and its exact legal name is as set forth in the first paragraph of this Agreement. The chief executive office of Borrower is located in the Chief Executive Office State at the address indicated in Section 10 hereof.

5.6 Litigation. Except as set forth in the Schedule, there are no actions or proceedings pending by or against Borrower or any Subsidiary before any court or administrative agency in which a likely adverse decision could reasonably be expected to have a Material Adverse Effect.

5.7 No Material Adverse Change in Financial Statements. All consolidated and consolidating financial statements related to Borrower and any Subsidiary that are delivered by Borrower to Bank fairly present in all material respects Borrower’s consolidated and consolidating financial condition as of the date thereof and Borrower’s consolidated and consolidating results of operations for the period then ended. There has not been a material adverse change in the consolidated or in the consolidating financial condition of Borrower since the date of the most recent of such financial statements submitted to Bank.

5.8 Solvency, Payment of Debts. Borrower is able to pay its debts (including trade debts) as they mature; the fair saleable value of Borrower’s assets (including goodwill minus disposition costs) exceeds the fair value of its liabilities; and Borrower is not left with unreasonably small capital after the transactions contemplated by this Agreement.

5.9 Compliance with Laws and Regulations. Borrower and each Subsidiary have met the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA. No event has occurred resulting from Borrower’s failure to comply with ERISA that is reasonably likely to result in Borrower’s incurring any liability that could have a Material Adverse Effect. Borrower is not an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940. Borrower is not engaged principally, or as one of the important activities, in the business of’ extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations T and U of the Board of Governors of the Federal Reserve System). Borrower has complied in all material respects with all the provisions of the Federal Fair Labor Standards Act Borrower is in compliance with all environmental laws, regulations and ordinances except where the failure to comply is not reasonably likely to have a Material Adverse Effect Borrower has not violated any statutes, laws, ordinances or rules applicable to it, the violation of which could reasonably be expected to have a Material Adverse Effect Borrower and each Subsidiary have filed or caused to be filed all tax returns required to be filed, and have paid, or have made adequate provision for the payment of, all taxes reflected therein except those being contested in good faith with adequate reserves under GAAP or where the failure to file such returns or pay such taxes could not reasonably be expected to have a Material Adverse Effect.

5.10 Subsidiaries. Borrower does not own any stock, partnership interest or other equity securities of any Person, except for Permitted Investments.

5.11 Government Consents. Borrower and each Subsidiary have obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all governmental authorities that are necessary for the continued operation of Borrower’s business as currently conducted, except where the failure to do so could not reasonably be expected to cause a Material Adverse Effect.

5.12 Inbound Licenses. Except as disclosed on the Schedule, Borrower is not a party to, not is bound by, any license or other agreement that prohibits or otherwise restricts Borrower from granting a security interest in Borrower’s interest in such license or agreement or any other property.

5.13 Shares. Borrower has full power and authority to create a first lien on the Shares and no disability or contractual obligation exists that would prohibit Borrower from pledging the Shares pursuant to this Agreement To Borrower’s knowledge, there are no subscriptions, warrants, rights of first refusal or other restrictions on transfer relative to, or options exercisable with respect to the Shares. The Shares have been and will be duly authorized and validly issued, and are fully paid and non-assessable. To Borrower’s knowledge, the Shares are not the subject of any present or threatened suit, action, arbitration, administrative or other proceeding, and Borrower knows of no reasonable grounds for the institution of any such proceedings.

5.14 Full Disclosure. No representation, warranty or other statement made by Borrower in any certificate or written statement furnished to Bank taken together with all such certificates and written statements furnished to Bank contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained in such certificates or statements not misleading it being recognized by Bank that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not to be viewed as facts and that actual results during the period or periods covered by any such projections and forecasts may differ from the projected or forecasted results.

6. AFFIRMATIVE COVENANTS

Borrower covenants and agrees that, until payment in full of all outstanding Obligations, and for so long as Bank may have any commitment to make a Credit Extension hereunder, Borrower shall do all of the following:

6.1 Good Standing and Government Compliance. Borrower shall maintain its and each of its Subsidiaries’ corporate existence and good standing in the Borrower State, shall maintain qualification and good standing in each other jurisdiction in which the failure to so qualify could have a Material Adverse Effect, and shall furnish to Bank the organizational identification number issued to Borrower by the authorities of the state in which Borrower is organized, if applicable. Borrower shall meet, and shall cause each Subsidiary to meet, the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA. Borrower shall comply in all material respects with all applicable Environmental Laws, and maintain all material permits, licenses and approvals required thereunder where the failure to do so could have a Material Adverse Effect Borrower shall comply, and shall cause each Subsidiary to comply, with all statutes, laws, ordinances and government rules and regulations to which it is subject, and shall maintain, and shall cause each of its Subsidiaries to maintain, in force all licenses, approvals and agreements, the loss of which or failure to comply with which could reasonably be expected to have a Material Adverse Effect.

6.2 Financial Statements, Reports, Certificates. Borrower shall deliver the following to Bank; (i) as soon as available, but in any event within twenty five (25) days after the end of each calendar month, a company prepared consolidated and consolidating balance sheet and income statement covering Borrower’s operations during such period, in a form reasonably acceptable to Bank and certified by a Responsible Officer; (ii) as soon as available, but in any event within one hundred eighty (180) days after the end of Borrower’s fiscal year, audited consolidated and consolidating financial statements of Borrower prepared in accordance with GAAP, consistently applied, together with an opinion which is unqualified or otherwise consented to in writing by Bank on such financial statements of an independent certified public accounting firm reasonably acceptable to Bank; (iii) if applicable, copies of all statements, reports and notices sent or made available generally by Borrower to its security holders or to any holders of Subordinated Debt and all reports on Forms 10-K and l0-Q filed with the Securities and Exchange Commission; (iv) promptly upon receipt of notice thereof, a report of any legal actions pending or threatened against Borrower or any Subsidiary that could result in damages or costs to Borrower or any Subsidiary of Two Hundred Fifty Thousand Dollars ($250,000) or more; (v) promptly upon receipt, each management letter prepared by Borrower’s independent certified public accounting firm regarding Borrower’s management control systems; (vi) as soon as available, but in any event twenty five (25) days prior to the end of Borrower’s fiscal year, a draft operating plan for the subsequent fiscal year; (vii) as soon as available, but in any event thirty (30) days after the beginning of Borrower’s fiscal year, an operating plan approved by Borrower’s board of directors and in form and substance acceptable to Bank; and (viii) such other budgets, sales projections, operating plans or other financial information as Bank may reasonably request from time to time.

(a) Within twenty five (25) days after the last day of each month, Borrower shall deliver to Bank a Bottoming Base Certificate signed by a Responsible Officer in substantially the form of Exhibit C hereto, together with aged listings by invoice date of accounts receivable and accounts payable.

(b) Within twenty five (25) days after the last day of each month, Borrower shall deliver to Bank with the monthly financial statements a Compliance Certificate certified as of the last day of the applicable month and signed by a Responsible Officer in substantially the form of Exhibit D hereto.

(c) As soon as possible and in any event within three (3) calendar days after becoming aware of the occurrence or existence of an Event of Default hereunder, a written statement of a Responsible Officer setting forth details of the Event of Default, and the action which Borrower has taken or proposes to take with respect thereto.

(d) Bank shall have a right from time to time hereafter to audit Borrower’s Accounts and appraise Collateral at Borrower’s expense, provided that such audits will be conducted no more often than every six (6) months unless an Event of Default has occurred and is continuing.

Borrower may deliver to Bank on an electronic basis any certificates, reports or information required pursuant to this Section 6.2, and Bank shall be entitled to rely on the information contained in the electronic files, provided that Bank in good faith believes that the files were delivered by a Responsible Officer. If Borrower delivers this information electronically, it shall also deliver to Bank by U.S. Mail, reputable overnight courier service, hand delivery, facsimile or pdf file within five (5) Business Days of submission of the unsigned electronic copy the certification of monthly financial statements, the Borrowing Base Certificate and the Compliance Certificate, each bearing the physical signature of the Responsible Officer.

6.3 Inventory; Returns. Borrower shall keep all Inventory in good and merchantable condition, free from all material defects except for Inventory for which adequate reserves have been made Returns and allowances, if any, as between Borrower and its account debtors shall be on the same basis and in accordance with the usual customary practices of Borrower, as they exist on the Closing Date. Borrower shall promptly notify Bank of all returns and recoveries and of all disputes and claims involving more than Two Hundred Fifty Thousand Dollars ($250,000).

6.4 Taxes. Borrower shall make, and cause each Subsidiary to make, due and timely payment or deposit of all material federal, state, and local taxes, assessments, or contributions required of it by law, including, but not limited to, those laws concerning income taxes, F.I.C.A., F.U.T.A. and state disability, and will execute and deliver to Bank, on demand, proof satisfactory to Bank indicating that Borrower or a Subsidiary has made such payments or deposits and any appropriate certificates attesting to the payment or deposit thereof; provided that Borrower or a Subsidiary need not make any payment if the amount or validity of such payment is contested in good faith by appropriate proceedings and is reserved against (to the extent required by GAAP) by Borrower.

6.5 Insurance.

(a) Borrower, at its expense, shall keep the Collateral insured against loss or damage by fire, theft, explosion, sprinklers, and all other hazards and risks, and in such amounts, as ordinarily insured against by other owners in similar businesses conducted in the locations where Borrower’s business is conducted on the date hereof Borrower shall also maintain liability and other insurance in amounts and of a type that are customary to businesses similar to Borrower’s.

(b) All such policies of insurance shall be in such form, with such companies, and in such amounts as are reasonably satisfactory to Bank. All policies of property insurance shall contain a lender’s loss payable endorsement, in a form satisfactory to Bank, showing Bank as an additional loss payee, and all liability insurance policies shall show the Bank as an additional insured and shall specify that the insurer must give at least 20 days notice to Bank before canceling its policy for any reason. Upon Bank’s request, Borrower shall deliver to Bank certified copies of the policies of insurance and evidence of all premium payments. If no Event of Default has occurred and is continuing, proceeds payable under any casualty policy will, at Borrower’s option, be payable to Borrower to replace the property subject to the claim, provided that any such replacement property shall be deemed Collateral in which Bank has been granted a first priority security interest If an Event of Default has occurred and is continuing, all proceeds payable under any such policy shall, at Bank’s option, be payable to Bank to be applied on account of the Obligations.

6.6 Accounts. Borrower shall maintain all its domestic. depository and operating accounts with Bank, and all its investment accounts with Bank or Bank’s Affiliates Each foreign Subsidiary of Borrower may maintain its depository and operating accounts with any bank in such Subsidiary’s country(ies) of operation which has an office in the United States.

6.7 Financial Covenants. Borrower shall at all times maintain the following financial ratios and covenants:

(a) Quick Ratio. Measured on a monthly basis, a ratio of Cash plus Eligible Accounts to all Indebtedness to Bank of at least 1.50 to 1.00.

(b) Performance to Plan. Measured on a rolling three month basis, Revenues shall be at least eighty percent (80%) of the monthly projections that have been approved by Borrower’s Board of Directors and attached to the Schedule hereto. Borrower shall deliver to Bank updated projections approved by Borrower’s Board of Directors for the next fiscal year not less than 25 days prior to the end of Borrower’s current fiscal year.

6.8 Consent of Inbound Licensors. Prior to entering into or becoming bound by any license or agreement outside the ordinary course of Borrower’s business, Borrower shall provide written notice to Bank of the material terms of such license or agreement with a description of its likely impact on Borrower’s business or financial condition.

6.9 Creation/Acquisition of Subsidiaries. In the event Borrower or any Subsidiary creates or acquires any Subsidiary, Borrower and such Subsidiary shall promptly notify Bank of the creation or acquisition of such new Subsidiary and take all such action as may be reasonably required by Bank to cause such Subsidiary to guarantee the Obligations of Borrower under the Loan Documents and grant a continuing pledge and security interest in and to the collateral of such Subsidiary (substantially as described on Exhibit A hereto), and Borrower shall grant and pledge to Bank a perfected security interest in the stock, units or other evidence of ownership of such Subsidiary.

6.10 Further Assurances. At any time and from time to time Borrower shall execute and deliver such further instruments and take such further action as may reasonably be requested by Bank to effect the purposes of this Agreement.

7. NEGATIVE COVENANTS.

Borrower covenants and agrees that, so long as any credit hereunder shall be available and until the outstanding Obligations are paid in full or for so long as Bank may have any commitment to make any Credit Extensions, Borrower will not do any of the following without Bank’s prior written consent, which shall not be unreasonably withheld:

7.1 Dispositions. Convey, sell, lease, license, transfer or otherwise dispose of (collectively, to “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, including its intellectual property, or move cash balances on deposit with Bank to accounts opened at another financial institution, other than Permitted Transfers.

7.2 Change in Name, Location, Executive Office, or Executive Management; Change in Business; Change in Fiscal Year; Change in Control. Change its name or the Borrower State or relocate its chief executive office without thirty (30) days prior written notification to Bank; replace its chief executive officer or chief financial officer without providing concurrent written notification to Bank; engage in any business, or permit any of its Subsidiaries to engage in any business, other than or reasonably related or incidental to the businesses currently engaged in by Borrower; change its fiscal year end; suffer or permit a Change in Control.

7.3 Mergers or Acquisitions. Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with or into any other business organization (other than mergers or consolidations of a Subsidiary into another Subsidiary or into Borrower), or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person except where (i) such transactions do not in the aggregate exceed Two Hundred Fifty Thousand Dollars ($250,000) during any fiscal year, (ii) no Event of Default has occurred, is continuing or would exist after giving effect to such transactions, (iii) such transactions do not result in a Change in Control, and (iv) Borrower is the surviving entity.

7.4 Indebtedness. Create, incur, assume, guarantee or be or remain liable with respect to any Indebtedness, or permit any Subsidiary so to do, other than Permitted Indebtedness, or prepay any Indebtedness or take any actions which impose on Borrower an obligation to prepay any Indebtedness, except Indebtedness to Bank.

7.5 Encumbrances. Create, incur, assume or allow any Lien with respect to any of its property, including its intellectual property, or assign or otherwise convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries so to do, except for Permitted Liens. Agree with any Person other than Bank not to grant a security interest in, or otherwise encumber, any of its, or covenant to any other Person that Borrower in the future will refrain from creating, incurring, assuming or allowing any Lien with respect to any of Borrower’s property, or permit any Subsidiary to do so.

7.6 Distributions. Pay any dividends or make any other distribution or payment on account of or in redemption, retirement or purchase of any capital stock, except that Borrower may (i) repurchase the stock of former employees, directors or consultants pursuant to stock repurchase agreements as long as an Event of Default does not exist prior to such repurchase or would not exist after giving effect to such repurchase, and (ii) repurchase the stock of former employees. directors or consultants pursuant to stock repurchase agreements by the cancellation of indebtedness owed by such former employees to Borrower regardless of whether an Event of Default exists.

7.7 Investments. Directly or indirectly acquire or own, or make any Investment in or to any Person, or permit any of its Subsidiaries so to do, other than Permitted Investments, or maintain or invest any of its property with a Person other than Bank or Bank’s Affiliates or permit any Subsidiary to do so unless such Person has entered into a control agreement with Bank, in form and substance satisfactory to Bank, or suffer or permit any Subsidiary to be a party to, or be bound by, an agreement that restricts such Subsidiary from paying dividends or otherwise distributing property to Borrower.

7.8 Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower except for transactions that are in the ordinary course of Borrower’s business, upon fait and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person.

7.9 Subordinated Debt. Make any payment in respect of any Subordinated Debt, or permit any of its Subsidiaries to make any such payment, except in compliance with the terms of such Subordinated Debt, or amend any provision affecting Bank’s rights contained in any documentation relating to the Subordinated Debt without Bank’s prior written consent.

7.10 Inventory and Equipment. Store the Inventory or the Equipment with a bailee, warehouseman, or similar third party unless the third party has been notified of Bank’s security interest and Bank (a) has received an acknowledgment from the third party that it is holding or will hold the Inventory or Equipment for Bank’s benefit or (b) is in possession of the warehouse receipt, where negotiable, covering such Inventory or Equipment. Except for Inventory sold in the ordinary course of business and except for such other locations as Bank may approve in writing, Borrower shall keep the Inventory and Equipment only at the location set forth in Section 10 and such other locations of which Borrower gives Bank prior written notice and as to which Bank files a financing statement, or takes other action, where needed to perfect its security interest.

7.11 No Investment Company; Margin Regulation. Become or be controlled by an “investment company,” within the meaning of the Investment Company Act of 1940, or become principally engaged in, or undertake as one of its important activities, the business of extending credit for the purpose of purchasing or carrying margin stock, or use the proceeds of any Credit Extension for such purpose.

8. EVENTS OF DEFAULT

Any one or more of the following events shall constitute an Event of Default by Borrower under this Agreement:

8.1 Payment Default. If Borrower fails to pay any of the Obligations when due;

8.2 Covenant Default.

(a) If Borrower fails to perform any obligation under Article 6 or violates any of the covenants contained in Article 7 of this Agreement; or

(b) If Borrower fails or neglects to perform or observe any other material term, provision, condition, covenant contained in this Agreement, in any of the Loan Documents, or in any other present or future agreement between Borrower and Bank and as to any default under such other term, provision, condition or covenant that can be cured, has failed to cure such default within ten (10) days after Borrower receives notice thereof or any officer of Borrower becomes aware thereof, provided, however, that if the default cannot by its nature be cured within the ten (10) day period or cannot after diligent attempts by Borrower be cured within such ten (10) day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional reasonable period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to have cured such default shall not be deemed an Event of Default but no Credit Extensions will be made;

8.3 Defective Perfection. If Bank shall receive at any time following the Closing Date an SOS Report indicating that except for Permitted Liens, Bank’s security interest in the Collateral is not prior to all other security interests or Liens of record reflected in such SOS Report;

8.4 Material Adverse Effect. If there occurs any circumstance or circumstances that could have a Material Adverse Effect;

8.5 Attachment. If any material portion of Borrower’s assets is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any trustee, receiver or person acting in a similar capacity and such attachment, seizure, writ or distress warrant or levy has not been removed, discharged or rescinded within ten (10) days, or if Borrower is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs, or if a judgment or other claim becomes a lien or encumbrance upon any material portion of Borrower’s assets, or if a notice of lien, levy, or assessment is filed of record with respect to any of Borrower’s assets by the United States Government, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, and the same is not paid within ten (10) days after Borrower receives notice thereof, provided that none of the foregoing shall constitute an Event of Default where such action or event is stayed or an adequate bond has been posted pending a good faith contest by Borrower (provided that no Credit Extensions will be made during such cure period);

8.6 Insolvency. If Borrower becomes insolvent, or if an Insolvency Proceeding is commenced by Borrower, or if an Insolvency Proceeding is commenced against Borrower and is not dismissed or stayed within thirty (30) days (provided that no Credit Extensions will be made prior to the dismissal of such Insolvency Proceeding);

8.7 Other Agreements. If there is a default or other failure to perform in any agreement to which Borrower is a patty with a third party or parties resulting in a tight by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of Two Hundred Fifty Thousand Dollars ($250,000) or that could have a Material Adverse Effect;

8.8 Subordinated Debt. If Borrower makes any payment on account of Subordinated Debt, except to the extent such payment is allowed under any subordination agreement entered into with Bank;

8.9 Judgments. If a judgment or judgments for the payment of money in an amount, individually or in the aggregate, of at least Two Hundred Fifty Thousand Dollars ($250,000) shall be rendered against Borrower and shall remain unsatisfied and unstayed for a period of ten (10) days (provided that no Credit Extensions will be made prior to the satisfaction or stay of such judgment); or

8.10 Misrepresentations. If any material misrepresentation or material misstatement exists now or hereafter in any warranty or representation set forth herein or in any certificate delivered to Bank by any Responsible Officer pursuant to this Agreement or to induce Bank to enter into this Agreement or any other Loan Document.

9. BANK’S RIGHTS AND REMEDIES.

9.1 Rights and Remedies. Upon the occurrence and during the continuance of an Event of Default, Bank may, at its election, without notice of its election and without demand, do any one or more of the following, all of which are authorized by Borrower:

(a) Declare all Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable (provided that upon the occurrence of an Event of Default described in Section 8.6, all Obligations shall become immediately due and payable without any action by Bank);

(b) Demand that Borrower (i) deposit cash with Bank in an amount equal to the amount of any Letters of Credit remaining undrawn, as collateral security for the repayment of any future drawings under such Letters of Credit, and (ii) pay in advance all Letter of Credit fees scheduled to be paid or payable over the remaining term of the Letters of Credit, and Borrower shall promptly deposit and pay such amounts;

(c) Cease advancing money or extending credit to or for the benefit of Borrower under this Agreement or under any other agreement between Borrower and Bank;

(d) Settle or adjust disputes and claims directly with account debtors for amounts, upon terms and in whatever order that Bank reasonably considers advisable;

(e) Make such payments and do such acts as Bank considers necessary or reasonable to protect its security interest in the Collateral. Borrower agrees to assemble the Collateral if Bank so requires, and to make the Collateral available to Bank as Bank may designate. Borrower authorizes Bank to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any encumbrance, charge, or lien which in Bank’s determination appears to be prior or superior to its security interest and to pay all expenses incurred in connection therewith. With respect to any of Borrower’s owned premises, Borrower hereby grants Bank a license to enter into possession of such premises and to occupy the same, without charge, in order to exercise any of Bank’s rights or remedies provided herein, at law, in equity, or otherwise;

(f) Set off and apply to the Obligations any and all (i) balances and deposits of Borrower held by Bank, and (ii) indebtedness at any time owing to or for the credit or the account of Borrower held by Bank;

(g) Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Collateral. Bank is hereby granted a license or other right, solely pursuant to the provisions of this Section 9.1, to use, without charge, Borrower’s labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank’s exercise of its rights under this Section 9.1, Borrower’s rights under all licenses and all franchise agreements shall inure to Bank’s benefit;

(h) Sell the Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrower’s premises) as Bank determines is commercially reasonable, and apply any proceeds to the Obligations in whatever manner or order Bank deems appropriate. Bank may sell the Collateral without giving any warranties as to the Collateral Bank may specifically disclaim any warranties of title or the like. This procedure will not be considered adversely to affect the commercial reasonableness of any sale of the Collateral. If Bank sells any of the Collateral upon credit, Borrower will be credited only with payments actually made by the purchaser, received by Bank, and applied to the indebtedness of the purchaser. If the purchaser fails to pay for the Collateral, Bank may resell the Collateral and Borrower shall be credited with the proceeds of the sale;

(i) Bank may credit bid and purchase at any public sale;

(j) Apply for the appointment of a receiver, trustee, liquidator or conservator of the Collateral, without notice and without regard to the adequacy of the security for the Obligations and without regard to the solvency of Borrower, any guarantor or any other Person liable for any of the Obligations; and

(k) Any deficiency that exists after disposition of the Collateral as provided above will be paid immediately by Borrower.

Bank may comply with any applicable state or federal law requirements in connection with a disposition of the Collateral and compliance will not be considered adversely to affect the commercial reasonableness of any sale of the Collateral.

9.2 Power of Attorney. Effective only upon the occurrence and during the continuance of an Event of Default, Borrower hereby irrevocably appoints Bank (and any of Bank’s designated officers, or employees) as Borrower’s true and lawful attorney to: (a) send requests for verification of Accounts or notify account debtors of Bank’s security interest in the Accounts; (b) endorse Borrower’s name on any checks or other forms of payment or security that may come into Bank’s possession; (c) sign Borrower’s name on any invoice or bill of lading relating to any Account, drafts against account debtors, schedules and assignments of Accounts, verifications of Accounts, and notices to account debtors; (d) dispose of any Collateral; (e) make, settle, and adjust all claims under and decisions with respect to Borrower’s policies of insurance; (f) settle and adjust disputes and claims respecting the accounts directly with account debtors, for amounts and upon terms which Bank determines to be reasonable; and (g) to file, in its sole discretion, one or more financing or continuation statements and amendments thereto, relative to any of the Collateral without the signature of Borrower where permitted by law; provided Bank may exercise such power of attorney to sign the name of Borrower on any of the documents described in clause (g) above, regardless of whether an Event of Default has occurred. The appointment of Bank as Borrower’s attorney in fact, and each and every one of Bank’s rights and powers, being coupled with an interest, is irrevocable until all of the Obligations have been fully repaid and performed and Bank’s obligation to provide Credit Extensions hereunder is terminated.

9.3 Accounts Collection. At any time after the occurrence and during the continuance of an Event of Default, Bank may notify any Person owing funds to Borrower of Bank’s security interest in such funds and verify the amount of such Account. Borrower shall collect all amounts owing to Borrower for Bank, receive in trust all payments as Bank’s trustee, and immediately deliver such payments to Bank in their original form as received from the account debtor, with proper endorsements for deposit.

9.4 Bank Expenses. If Borrower fails to pay any amounts or furnish any required proof of payment due to third persons or entities, as required under the terms of this Agreement, then Bank may do any or all of the following after reasonable notice to Borrower: (a) make payment of the same or any part thereof; (b) set up such reserves under the Revolving Line as Bank deems necessary to protect Bank from the exposure created by such failure; or (c) obtain and maintain insurance policies of the type discussed in Section 6.5 of this Agreement, and take any action with respect to such policies as Bank deems prudent. Any amounts so paid or deposited by Bank shall constitute Bank Expenses, shall be immediately due and payable, and shall bear interest at the then applicable rate hereinabove provided, and shall be secured by the Collateral. Any payments made by Bank shall not constitute an agreement by Bank to make similar payments in the future or a waiver by Bank of any Event of Default under this Agreement.

9.5 Bank’s Liability for Collateral. Bank has no obligation to clean up or otherwise prepare the Collateral for sale All risk of loss, damage or destruction of the Collateral shall be borne by Borrower.

9.6 No Obligation to Pursue Others. Bank has no obligation to attempt to satisfy the Obligations by collecting them from any other Person liable for them and Bank may release, modify or waive any collateral provided by any other Person to secure any of the Obligations, all without affecting Bank’s rights against Borrower Borrower waives any right it may have to require Bank to pursue any other Person for any of the Obligations.

9.7 Remedies Cumulative. Bank’s rights and remedies under this Agreement, the Loan Documents, and all other agreements shall be cumulative. Bank shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by Bank of one right or remedy shall be deemed an election, and no waiver by Bank of any Event of Default on Borrower’s part shall be deemed a continuing waiver. No delay by Bank shall constitute a waiver, election, or acquiescence by it. No waiver by Bank shall be effective unless made in a written document signed on behalf of Bank and then shall be effective only in the specific instance and for the specific purpose for which it was given. Borrower expressly agrees that this Section may not be waived or modified by Bank by course of performance, conduct, estoppel or otherwise.

9.8 Demand; Protest. Except as otherwise provided in this Agreement, Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment and any other notices relating to the Obligations.

10. NOTICES.

Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement or any other agreement entered into in connection herewith shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by a recognized overnight delivery service, certified mail, postage prepaid, return receipt requested, or by telefacsimile to Borrower or to Bank, as the case may be, at its addresses set forth below:

If to Borrower:	UPEK, Inc,
2200 Powell Street, Suite 300
Emeryville, CA 94608
Attn: Chief Financial Officer
FAX: (510) 420-2699

If to Bank:	Comerica Bank
2321 Rosecrans Ave., Suite 5000
El Segundo, CA 90245
Attn: Manager
FAX: (310) 297-2290

With a copy to:	O’Melveny & Meyers LLP
2765 Sand Hill Road
Menlo Park, CA 94025
Attn: Warren T. Lazarow
FAX: (650) 473-2601

With a copy to:	Comerica Bank
Five Palo Alto Square, Ste 800
3000 El Camino Real
Palo Alto, CA 94306
Attn: Andy Weyer, Vice President
FAX: (650) 213-1710

Bank will use its best efforts to send copies of all notices or demands to O’Melveny & Myers LLP. However, Bank’s failure to deliver such notices or demands to O’Melveny & Myers LLP shall not affect the effectiveness of such notices or demands.

The parties hereto may change the address at which they are to receive notices hereunder, by notice in g in the foregoing manner given to the other .

11. CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.

This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of California, without regard to principles of conflicts of law Each of Borrower and Bank hereby submits to the exclusive jurisdiction of the state and Federal courts located in the County of Santa Clara, State of California.

BANK AND BORROWER, AFTER CONSULTING OR HAVING HAD THE OPPORTUNITY TO CONSULT, WITH COUNSEL OF THEIR CHOICE, KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT THEY MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY RELATED INSTRUMENT OR LOAN DOCUMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY COURSE OF CONDUCT, DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN), OR ACTION OF EITHER OF THEM. THESE PROVISIONS SHALL NOT BE DEEMED TO HAVE BEEN MODIFIED IN ANY RESPECT OR RELINQUISHED BY BANK OR BORROWER, EXCEPT BY A WRITTEN INSTRUMENT EXECUTED BY EACH OF THEM.

12. REFERENCE PROVISION.

The parties prefer that any dispute between them be resolved in litigation subject to a Jury Trial Waiver as set forth in Section 11 of this Agreement, but the availability of that process is in doubt because of the opinion of the California Supreme Court in Grafton Partners L.P. v. Superior Court, No. S123344. This Reference Provision will be applicable if and only if for so long as a pre-dispute Jury Trial Waiver provision similar to that contained in the Loan Documents is invalid or unenforceable. Delay in requesting appointment of a referee pending review of any such decision, or participation in litigation pending review, will not be deemed a waiver of this Reference Provision.

12.1 Mechanics.

(a) Other than (i) nonjudicial foreclosure of security interests in real of personal property, (ii) the appointment of a receiver or (iii) the exercise of other provisional remedies (any of which may be initiated pursuant to applicable law), any controversy, dispute or claim (each, a “Claim”) between the patties arising out of or relating to this Agreement or any other document, instrument or agreement between the Bank and the under signed (collectively in this Section, the “Loan Documents”), will be resolved by a reference proceeding in California in accordance with the provisions of Section 638 et seq. of the California Code of Civil Procedure (“CCP”), or their successor sections, which shall constitute the exclusive remedy for the resolution of any Claim, including whether the Claim is subject to the reference proceeding. Except as otherwise provided in the Loan Documents, venue for the reference proceeding will be in the Superior Court or Federal District Court in the County or District where venue is otherwise appropriate under applicable law (the “Court”).

(b) The referee shall be a retired Judge or Justice selected by mutual written agreement of the parties. If the patties do not agree, the referee shall be selected by the Presiding Judge of the Court (or his or her representative). A request for appointment of a referee may be heard on an ex parte or expedited basis, and the parties agree that irreparable harm would result if ex parte relief is not granted The referee shall be appointed to sit with all the powers provided by law. Each party shall have one peremptory challenge pursuant to CCP § 170.6. Pending appointment of the referee, the Court has power to issue temporary or provisional remedies

(c) The parties agree that time is of the essence in conducting the reference proceedings Accordingly, the referee shall be requested to (a) set the matter for a status and trial-setting conference within fifteen (15) days after the date of selection of the referee, (b) if practicable, try all issues of law or fact within ninety (90) days after the date of the conference and (c) report a statement of decision within twenty (20) days after the matter has been submitted for decision. Any decision rendered by the referee will be final, binding and conclusive, and judgment shall be entered pursuant to CCP §644.

(d) The referee will have power to expand or limit the amount and duration of discovery. The referee may set or extend discovery deadlines or cutoffs for good cause, including a patty’s failure to provide requested discovery for any reason whatsoever. Unless otherwise ordered, no party shall be entitled to “priority” in conducting discovery, depositions may be taken by either party upon seven (7) days written notice, and all other discovery shall be responded to within fifteen (15) days after service. All disputes relating to discovery which cannot be resolved by the parties shall be submitted to the referee whose decision shall be final and binding.

12.2 Procedures. Except as expressly set forth in this Agreement, the referee shall determine the manner in which the reference proceeding is conducted including the time and place of hearings, the order of presentation of evidence, and all other questions that arise with respect to the course of the reference proceeding. All proceedings and hearings conducted before the referee, except for trial, shall be conducted without a court reporter, except that when any party so requests, a court reporter will be used at any hearing conducted before the referee, and the referee will be provided a courtesy copy of the transcript. The party making such a request shall have the obligation to arrange for and pay the court reporter. Subject to the referee’s power to award costs to the prevailing party, the parties will equally share the cost of the referee and the court reporter at trial.

12.3 Application of Law. The referee shall be required to determine all issues in accordance with existing case law and the statutory laws of the State of California. The rules of evidence applicable to proceedings at law in the State of California will be applicable to the reference proceeding. The referee shall be empowered to enter equitable as well as legal relief, provide all temporary or provisional remedies, enter equitable orders that will be binding on the parties and rule on any motion which would be authorized in a trial, including without limitation motions for summary judgment or summary adjudication. The referee shall issue a decision at the close of the reference proceeding which disposes of all claims of the parties that are the subject of the reference. The referee’s decision shall be entered by the Court as a judgment or an order in the same manner as if the action had been tried by the Court. The parties reserve the right to appeal from the final judgment or order or from any appealable decision or order entered by the referee. The parties reserve the right to findings of fact, conclusions of laws, a written statement of decision, and the right to move for a new trial or a different judgment, which new trial, if granted, is also to be a reference proceeding under this provision.

12.4 Repeal. If the enabling legislation which provides for appointment of a referee is repealed (and no successor statute is enacted), or if the applicable court refuses to appoint a referee notwithstanding any request therefor by Bank and Borrower, any dispute between the parties that would otherwise be determined by reference procedure will be resolved and determined by arbitration. The arbitration will be conducted by a retired judge or Justice, in accordance with the California Arbitration Act §1280 through §1294.2 of the CCP as amended from time to time. The limitations with respect to discovery set forth above shall apply to any such arbitration proceeding.

12.5 THE PARTIES RECOGNIZE AND AGREE THAT ALL DISPUTES RESOLVED UNDER THIS REFERENCE PROVISION WILL BE DECIDED BY A REFEREE AND NOT BY A JURY, AND THAT THEY ARE IN EFFECT WAIVING THEIR RIGHT TO TRIAL BY JURY IN AGREEING TO THIS REFERENCE PROVISION. AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF THEIR OWN CHOICE, EACH PARTY KNOWINGLY AND VOLUNTARILY AND FOR THEIR MUTUAL BENEFIT AGREES THAT THIS REFERENCE PROVISION WILL APPLY TO ANY DISPUTE BETWEEN THEM WHICH ARISES OUT OF OR IS RELATED TO THIS AGREEMENT OR THE LOAN DOCUMENTS.

13. GENERAL PROVISIONS.

13.1 Successors and Assigns. This Agreement shall bind and inure to the benefit of the respective successors and permitted assigns of each of the parties and shall bind all Persons who become bound as a debtor to this Agreement; provided, however, that neither this Agreement not any rights hereunder may be assigned by Borrower without Bank’s prior written consent, which consent may be granted or withheld in Bank’s sole discretion, Bank shall have the right without the consent of or notice to Borrower to sell, transfer, negotiate, or grant participation in all or any part of, or any interest in, Bank’s obligations, rights and benefits hereunder.

13.2 Indemnification. Borrower shall defend, indemnify and hold harmless Bank and its officers, employees, and agents against: (a) all obligations, demands, claims, and liabilities claimed or asserted by any other party in connection with the transactions contemplated by this Agreement; and (b) all losses or Bank Expenses in any way suffered, incurred, or paid by Bank, its officers, employees and agents as a result of or in any way arising out of, following, or consequential to transactions between Bank and Borrower whether under this Agreement, or otherwise (including without limitation reasonable attorneys’ fees and expenses), except for losses caused by Bank’s gross negligence or willful misconduct.

13.3 Time of Essence. Time is of the essence for the performance of all obligations set forth in this Agreement.

13.4 Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

13.5 Amendments in Writing, Integration. All amendments to or terminations of this Agreement or the other Loan Documents must be in writing. All prior agreements, understandings, representations, warranties, and negotiations between the parties hereto with respect to the subject matter of this Agreement and the other Loan Documents, if any, are merged into this Agreement and the Loan Documents.

13.6 Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement.

13.7 Survival. All covenants, representations and warranties made in this Agreement shall continue in full force and effect so long as any Obligations remain outstanding or Bank has any obligation to make any Credit Extension to Borrower. The obligations of Borrower to indemnify Bank with respect to the expenses, damages, losses, costs and liabilities described in Section 13.2 shall survive until all applicable statute of limitations periods with respect to actions that may be brought against Bank have run.

[Balance of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

UPEK, INC.

By:	/s/ Philip Smith
Title:	CFO

COMERICA BANK

By:	/s/ Andy Weyer
Title:	Corporate Banking Officer

FIRST AMENDMENT

TO LOAN AND SECURITY AGREEMENT

This First Amendment to Loan and Security Agreement (this “Amendment”) is entered into as of December 22, 2005, by and between COMERICA BANK (“Bank”) and UPEK, INC (“Borrower”).

RECITALS

Borrower and Bank are parties to that certain Loan and Security Agreement dated as of September 30, 2005, as amended from time to time (the “Agreement”). The parties desire to amend the Agreement in accordance with the terms of this Amendment.

NOW, THEREFORE, the parties agree as follows:

1. The second sentence of Section 2.1(c)(ii) of the Agreement is hereby amended and restated in its entirety to read as follows:

“Any Equipment Advances that are outstanding under the Initial Lookback Tranche shall be payable in twenty four (24) equal monthly installments of principal, plus all accrued interest, beginning on November 14, 2005, and continuing on the same day of each month thereafter until paid in full.”

2. No course of dealing on the part of Bank or its officers, nor any failure or delay in the exercise of any right by Bank, shall operate as a waiver thereof, and any single or partial exercise of any such right shall not preclude any later exercise of any such right. Bank’s failure at any time to require strict performance by Borrower of any provision shall not affect any right of Bank thereafter to demand strict compliance and performance. Any suspension or waiver of a right must be in writing signed by an officer of Bank.

3. Unless otherwise defined, all initially capitalized terms in this Amendment shall be as defined in the Agreement. The Agreement, as amended herby, shall be and remain in full force and effect in accordance with its respective terms in herby is ratified and confirmed in all respects. Except as expressly set forth herein, the execution, delivery, and performance of this Amendment shall not operate as a waiver of, or as an amendment of, any right, power, or remedy of Bank under the Agreement, as in effect prior to the date hereof.

4. Borrower represents and warrants that the Representations and Warranties contained in the Agreement are true and correct as of the date of this Amendment, and that no Event of Default has occurred and is continuing.

5. As a condition to the effectiveness of this Amendment, Bank shall have received, in form and substance satisfactory to Bank, the following:

(a) this Amendment, duly executed by Borrower;

(b) all Bank Expenses incurred through the date of this Amendment, which expenses may be debited from Borrower’s accounts; and

(c) such other documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate.

6. This Amendment may be executed in two or more counterparts, each of which shall deemed an original, but all of which together shall constitute one instrument.

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the first date above written.

UPEK, INC.

By:	/s/ Philip Smith
Title:	CFO

COMERICA BANK

By:	/s/ Rod Werner
Title:	SVP

3

SECOND AMENDMENT

TO LOAN AND SECURITY AGREEMENT

This Second Amendment to Loan and Security Agreement (this “Amendment”) is entered into as of January 31, 2006, by and between COMERICA BANK (“Bank”) and UPEK, INC (“Borrower”).

RECITALS

Borrower and Bank are parties to that certain Loan and Security Agreement dated as of September 30, 2005 (as amended from time to time, including but without limitation by that certain First Amendment to Loan and Security Agreement dated as of December 22, 2005, the “Agreement”). The parties desire to amend the Agreement in accordance with the terms of this Amendment.

NOW, THEREFORE, the parties agree as follows:

1. The second sentence of Section 2.1(c)(ii) of the Agreement is hereby amended and restated in its entirety to read as follows:

“Any Equipment Advances that are outstanding under the Initial Lookback Tranche shall be payable in twenty four (24) equal monthly installments of principal, plus all accrued interest, beginning on November 30, 2005, and continuing on the last day of each month thereafter until paid in full.”

2. No course of dealing on the part of Bank or its officers, nor any failure or delay in the exercise of any right by Bank, shall operate as a waiver thereof, and any single or partial exercise of any such right shall not preclude any later exercise of any such right. Bank’s failure at any time to require strict performance by Borrower of any provision shall not affect any right of Bank thereafter to demand strict compliance and performance. Any suspension or waiver of a right must be in writing signed by an officer of Bank.

3. Unless otherwise defined, all initially capitalized terms in this Amendment shall be as defined in the Agreement. The Agreement, as amended herby, shall be and remain in full force and effect in accordance with its respective terms in herby is ratified and confirmed in all respects. Except as expressly set forth herein, the execution, delivery, and performance of this Amendment shall not operate as a waiver of, or as an amendment of, any right, power, or remedy of Bank under the Agreement, as in effect prior to the date hereof.

4. Borrower represents and warrants that the Representations and Warranties contained in the Agreement are true and correct as of the date of this Amendment, and that no Event of Default has occurred and is continuing.

5. As a condition to the effectiveness of this Amendment, Bank shall have received, in form and substance satisfactory to Bank, the following:

(a) this Amendment, duly executed by Borrower;

(b) all Bank Expenses incurred through the date of this Amendment, which expenses may be debited from Borrower’s accounts; and

(c) such other documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate.

6. This Amendment may be executed in two or more counterparts, each of which shall deemed an original, but all of which together shall constitute one instrument.

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the first date above written.

UPEK, INC.

By:	/s/ Philip Smith

Title:	CFO

COMERICA BANK

By:	/s/ Sunita Patel

Title:	SVP

5

THIRD AMENDMENT

TO LOAN AND SECURITY AGREEMENT

This Third Amendment to Loan and Security Agreement (this “Amendment”) is entered into as of July 27, 2006, by and between COMERICA BANK (“Bank”) and UPEK, INC. (“Borrower”).

RECITALS

Borrower and Bank are parties to that certain Loan and Security Agreement dated as of September 30, 2005, as amended from time to time, including by that certain First Amendment to Loan and Security Agreement dated as of December 22, 2005 and that certain Second Amendment to Loan and Security Agreement dated as of January 31, 2006 (collectively, the “Agreement”). The parties desire to amend the Agreement in accordance with the terms of this Amendment.

NOW, THEREFORE, the parties agree as follows:

1. Section 1.1 of the Agreement is hereby amended by adding or amending and restating the following terms:

“‘Credit Extension’ means each Advance, each Equipment Advance, each Equipment B Advance or any other extension of credit by Bank to or for the benefit of Borrower hereunder.”

“‘Eligible Equipment’ means equipment, furniture, software (including software licenses), leasehold improvements or other soft costs purchased by Borrower or Borrower’s wholly-owned Subsidiary.”

“‘Equipment B Advance(s)’ means a cash advance or cash advances under the Equipment B Line.”

“‘Equipment B Line’ means a Credit Extension of up to $2,000,000.”

“‘Equipment B Maturity Date’ means July 27, 2009.”

“‘Letter of Credit Sublimit’ means a sublimit for Letters of Credit under the Revolving Line not to exceed $1,000,000.”

“‘Revolving Line’ means a Credit Extension of up to Five Million Dollars ($5,000,000) (inclusive of any amounts outstanding under the Letter of Credit Sublimit).”

“‘Tranche A-1’ has the meaning assigned in Section 2.1(d)(i).”

“‘Tranche A-1 Availability End Date’ means October 27, 2006.”

“‘Tranche A-1 Equipment B Advance’ or ‘Tranche A-1 Equipment B Advances’ means any Equipment B Advances(s) made under Tranche A-1.”

“‘Tranche B-1’ has the meaning assigned in Section 2.1(d)(i).”

“‘Tranche B-1 Availability End Date” means January 27, 2007.”

“‘Tranche B-1 Equipment B Advance’ or ‘Tranche B-1 Equipment B Advances’ means any Equipment B Advances(s) made under Tranche B-1.”

“‘Tranche C-1’ has the meaning assigned in Section 2.1(d)(i).”

“‘Tranche C-1 Availability End Date’ means April 27, 2007.”

“‘Tranche C-1 Equipment B Advance’ or ‘Tranche C-1 Equipment B Advances’ means any Equipment B Advances(s) made under Tranche C-1.”

“‘Tranche D-1’ has the meaning assigned in Section 2.1(d)(i).”

“‘Tranche D-1 Availability End Date” means July 27, 2007.”

“‘Tranche D-1 Equipment B Advance’ or ‘Tranche D-1 Equipment B Advances’ means any Equipment B Advances(s) made under Tranche D-1.”

2. New Sections 2.1(b)(iii) and (iv) are hereby added to the Agreement to read in their entirety as follows:

“(iii) Letter of Credit Sublimit. Subject to the availability under the Revolving Line, and in reliance on the representations and warranties of Borrower set forth herein, at any time and from time to time from the date hereof through the Business Day immediately prior to the Revolving Maturity Date, Bank shall issue for the account of Borrower such Letters of Credit as Borrower may request by delivering to Bank a duly executed letter of credit application on Bank’s standard form; provided, however, that the outstanding and undrawn amounts under all such Letters of Credit (i) shall not at any time exceed the Letter of Credit Sublimit, and (ii) shall be deemed to constitute Advances for the purpose of calculating availability under the Revolving Line. Any drawn but unreimbursed amounts under any Letters of Credit shall be charged as Advances against the Revolving Line. All Letters of Credit shall be in form and substance acceptable to Bank in its sole discretion and shall be subject to the terms and conditions of Bank’s form application and letter of credit agreement. Borrower will pay any standard issuance and other fees that Bank notifies Borrower it will charge for issuing and processing Letters of Credit.

(iv) Cash Collateralization of Letters of Credit. On the Revolving Credit Maturity Date or the date of the occurrence of any Event of Default, Borrower shall deposit cash with Bank in an amount equal to the aggregate amount of any Letters of Credit remaining undrawn as collateral security for the repayment of any future drawings under such Letters of Credit. Borrower authorizes Bank to hold such balances in pledge and to decline to honor any drafts thereon or any requests by Borrower or any other Person to pay or otherwise transfer any part of such balances for so long as the Letters of Credit are outstanding or continue.”

3. The third sentence from the end of Section 2.1(c)(ii) is hereby amended and restated to read in its entirety as follows:

“Any Equipment Advances that are outstanding under Tranche D on the Tranche D Availability End Date shall be payable in twenty four (24) equal monthly installments of principal, plus all accrued interest, beginning on November 30, 2006 and continuing on the same day of each month thereafter through the Equipment Maturity Date, at which time all amounts due in connection with Tranche D Equipment Advances made under this Section 2.1(c) and another other amounts due under this Section 2.1(c) shall be immediately due and payable.”

4. New Section 2.1(d) is hereby added to the Agreement to read in its entirety as follows:

“(d) Equipment B Advances.

(i) Subject to and upon the terms and conditions of this Agreement, Bank agrees to make Equipment B Advances to Borrower in four tranches, Tranche A-l, Tranche B-1, Tranche C-1 and Tranche D-1. Borrower may request Equipment B Advances under Tranche A-1 at any time from the date hereof through the Tranche A-1 Availability End Date. Borrower may request Equipment B Advances under Tranche B-1 at any time from the Tranche A-1 Availability End Date through the Tranche B-1 Availability End Date. Borrower may request Equipment B Advances under Tranche C-1 at any time from the Tranche B-1 Availability End Date through the Tranche C-1 Availability End Date. Borrower may request Equipment B Advances under Tranche D-1 at any time from the Tranche C-1 Availability End Date through the Tranche D-1 Availability End Date. The aggregate outstanding amount of Tranche A-1 Equipment B Advances, Tranche B-1 Equipment B Advances, Tranche C-1 Equipment B Advances and Tranche D-l Equipment B Advances shall not exceed the Equipment B Line. Each

Equipment B Advance shall not exceed 100% of the invoice amount of Eligible Equipment, including Eligible Equipment located at a domestic or foreign location of a UPEK vendor or supplier so long as such Eligible Equipment is used solely for the purpose of providing manufacturing or other contract services to UPEK, approved by Bank from time to time (which Borrower shall, in any case, have purchased no earlier than 120 days before the date of the corresponding Equipment B Advance), including taxes, shipping, warranty charges, freight discounts and installation expense.

(ii) Interest shall accrue from the date of each Equipment B Advance at the rate specified in Section 2.3(a), and shall be payable in accordance with Section 2.3(c). Any Equipment B Advances that are outstanding under Tranche A-1 on the Tranche A-1 Availability End Date shall be payable in 33 equal monthly installments of principal, plus all accrued interest, beginning on November 30, 2006, and continuing on the same day of each month thereafter until paid in full. Any Equipment B Advances that are outstanding under Tranche B-1 on the Tranche B-1 Availability End Date shall be payable in 30 equal monthly installments of principal, plus all accrued interest, beginning on February 30, 2007, and continuing on the same day of each month thereafter until paid in full. Any Equipment B Advances that are outstanding under Tranche C-1 on the Tranche C-1 Availability End Date shall be payable in 27 equal monthly installments of principal, plus all accrued interest, beginning on May 30, 2007, and continuing on the same day of each month thereafter until paid in full. Any Equipment B Advances that are outstanding under Tranche D-l on the Tranche D-1 Availability End Date shall be payable in 24 equal monthly installments of principal, plus all accrued interest, beginning on August 30, 2007 and continuing on the same day of each month thereafter through the Equipment B Maturity Date, at which time all amounts due in connection with Tranche D Equipment B Advances made under this Section 2.1(d) and any other amounts due under this Agreement shall be immediately due and payable. Equipment B Advances, once repaid, may not be reborrowed. Borrower may prepay any Equipment B Advances without penalty or premium.

(iii) When Borrower desires to obtain an Equipment B Advance, Borrower shall notify Bank (which notice shall be irrevocable) by facsimile transmission to be received no later than 3:00 p.m. Pacific time three Business Days before the day on which the Equipment B Advance is to be made. Such notice shall be substantially in the form of Exhibit B. The notice shall be signed by a Responsible Officer or its designee and include documentation satisfactory to Bank, including but not limited to, a copy of the paid invoice and/or serial number for any Eligible Equipment to be financed.”

5. Section 2.3(a)(ii) of the Agreement is hereby amended and restated to read in its entirety as follows:

“(ii) Interest Rate for Equipment Advances and Equipment B Advances. Except as set forth in Section 2.3(b), Equipment Advances and Equipment B Advances shall bear interest, on the outstanding daily balance thereof, at a variable rate equal to one percent (1.00%) above the Prime Rate.”

6. Bank’s primary address set forth in Section 10 of the Agreement is hereby amended and restated to read in its entirety as follows:

“If to Bank:	Comerica Bank
M/C 4770
75 E. Trimble Road
San Jose, CA 95131
Attn: Manager
FAX: (408) 556-5091”

7. Sections 11 and 12 of the Agreement are hereby amended and restated in their entirety to read as follows:

“11. CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.

This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of California, without regard to principles of conflicts of law. Borrower and Bank hereby submit to the exclusive jurisdiction of the state and Federal courts located in the County of Santa Clara, State of California. THE UNDERSIGNED ACKNOWLEDGE THAT THE RIGHT TO TRIAL BY JURY IS A CONSTITUTIONAL ONE, BUT THAT IT MAY BE WAIVED UNDER CERTAIN CIRCUMSTANCES. TO THE EXTENT PERMITTED BY LAW, EACH PARTY, AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF ITS CHOICE, KNOWINGLY AND VOLUNTARILY, AND FOR THE MUTUAL BENEFIT OF ALL PARTIES, WAIVES ANY RIGHT TO TRIAL BY JURY IN THE EVENT OF LITIGATION ARISING OUT OF OR RELATED TO THIS AGREEMENT OR ANY OTHER DOCUMENT, INSTRUMENT OR AGREEMENT BETWEEN THE UNDERSIGNED PARTIES.

12. JUDICIAL REFERENCE PROVISION.

(a) In the event the Jury Trial Waiver set forth above is not enforceable, the parties elect to proceed under this Judicial Reference Provision.

(b) With the exception of the items specified in clause (c), below, any controversy, dispute or claim (each, a “Claim”) between the parties arising out of or relating to this Agreement or any other document, instrument or agreement between the undersigned parties (collectively in this Section, the “Comerica Documents”), will be resolved by a reference proceeding in California in accordance with the provisions of Sections 638 et seq. of the California Code of Civil Procedure (“CCP”), or their successor sections, which shall constitute the exclusive remedy for the resolution of any Claim, including whether the Claim is subject to the reference proceeding. Except as otherwise provided in the Comerica Documents, venue for the reference proceeding will be in the state or federal court in the county or district where the real property involved in the action, if any, is located or in the state or federal court in the county or district where venue is otherwise appropriate under applicable law (the “Court”).

(c) The matters that shall not be subject to a reference are the following: (i) nonjudicial foreclosure of any security interests in real or personal property, (ii) exercise of self-help remedies (including, without limitation, set-off), (iii) appointment of a receiver and (iv) temporary, provisional or ancillary remedies (including, without limitation, writs of attachment, writs of possession, temporary restraining orders or preliminary injunctions). This reference provision does not limit the right of any party to exercise or oppose any of the rights and remedies described in clauses (i) and (ii) or to seek or oppose from a court of competent jurisdiction any of the items described in clauses (iii) and (iv). The exercise of, or opposition to, any of those items does not waive the right of any party to a reference pursuant to this reference provision as provided herein.

(d) The referee shall be a retired judge or justice selected by mutual written agreement of the parties. If the parties do not agree within ten (10) days of a written request to do so by any party, then, upon request of any party, the referee shall be selected by the Presiding Judge of the Court (or his or her representative). A request for appointment of a referee may be heard on an ex parte or expedited basis, and the parties agree that irreparable harm would result if ex parte relief is not granted. Pursuant to CCP § 170.6, each party shall have one peremptory challenge to the referee selected by the Presiding Judge of the Court (or his or her representative).

(e) The parties agree that time is of the essence in conducting the reference proceedings. Accordingly, the referee shall be requested, subject to change in the time periods specified herein for good cause shown, to (i) set the matter for a status and trial-setting conference within fifteen (15) days after the date of selection of the referee, (ii) if practicable, try all issues of law or fact within one hundred twenty (120) days after the date of the conference and (iii) report a statement of decision within twenty (20) days after the matter has been submitted for decision.

(f) The referee will have power to expand or limit the amount and duration of discovery. The referee may set or extend discovery deadlines or cutoffs for good cause, including a party’s failure to provide requested discovery for any reason whatsoever. Unless otherwise ordered based upon good cause shown, no party shall be entitled to “priority” in conducting discovery, depositions may be taken by either party upon seven (7) days written notice, and all other discovery shall be responded to within fifteen (15) days after service. All disputes relating to discovery which cannot be resolved by the parties shall be submitted to the referee whose decision shall be final and binding.

(g) Except as expressly set forth herein, the referee shall determine the manner in which the reference proceeding is conducted including the time and place of hearings, the order of presentation of evidence, and all other questions that arise with respect to the course of the reference proceeding. All proceedings and hearings conducted before the referee, except for trial, shall be conducted without a court reporter, except that when any party so requests, a court reporter will be used at any hearing conducted before the referee, and the referee will be provided a courtesy copy of the transcript. The party making such a request shall have the obligation to arrange for and pay the court reporter. Subject to the referee’s power to award costs to the prevailing party, the parties will equally share the cost of the referee and the court reporter at trial.

(h) The referee shall be required to determine all issues in accordance with existing case law and the statutory laws of the State of California. The rules of evidence applicable to proceedings at law in the State of California will be applicable to the reference proceeding. The referee shall be empowered to enter equitable as well as legal relief, enter equitable orders that will be binding on the parties and rule on any motion which would be authorized in a court proceeding, including without limitation motions for summary judgment or summary adjudication. The referee shall issue a decision at the close of the reference proceeding which disposes of all claims of the parties that are the subject of the reference. Pursuant to CCP § 644, such decision shall be entered by the Court as a judgment or an order in the same manner as if the action had been tried by the Court and any such decision will be final, binding and conclusive. The parties reserve the right to appeal from the final judgment or order or from any appealable decision or order entered by the referee. The parties reserve the right to findings of fact, conclusions of laws, a written statement of decision, and the right to move for a new trial or a different judgment, which new trial, if granted, is also to be a reference proceeding under this provision.

(i) If the enabling legislation which provides for appointment of a referee is repealed (and no successor statute is enacted), any dispute between the parties that would otherwise be determined by reference procedure will be resolved and determined by arbitration. The arbitration will be conducted by a retired judge or justice, in accordance with the California Arbitration Act § 1280 through § 1294.2 of the CCP as amended from time to time. The limitations with respect to discovery set forth above shall apply to any such arbitration proceeding.

(j) THE PARTIES RECOGNIZE AND AGREE THAT ALL CONTROVERSIES, DISPUTES AND CLAIMS RESOLVED UNDER THIS REFERENCE PROVISION WILL BE DECIDED BY A REFEREE AND NOT BY A JURY. AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF ITS OWN CHOICE, EACH PARTY KNOWINGLY AND VOLUNTARILY, AND FOR THE MUTUAL BENEFIT OF ALL PARTIES, AGREES THAT THIS REFERENCE PROVISION WILL APPLY TO ANY CONTROVERSY, DISPUTE OR CLAIM BETWEEN OR AMONG THEM ARISING OUT OF OR IN ANY WAY RELATED TO, THIS AGREEMENT OR THE OTHER COMERICA DOCUMENTS.”

8. No course of dealing on the part of Bank or its officers, nor any failure or delay in the exercise of any right by Bank, shall operate as a waiver thereof, and any single or partial exercise of any such right shall not preclude any later exercise of any such right. Bank’s failure at any time to require strict performance by Borrower of any provision shall not affect any right of Bank thereafter to demand strict compliance and performance. Any suspension or waiver of a right must be in writing signed by an officer of Bank.

9. Unless otherwise defined, all initially capitalized terms in this Amendment shall be as defined in the Agreement. The Agreement, as amended hereby, shall be and remain in full force and effect in accordance with its respective terms and hereby is ratified and confirmed in all respects. Except as expressly set forth herein, the execution, delivery, and performance of this Amendment shall not operate as a waiver of, or as an amendment of, any right, power, or remedy of Bank under the Agreement, as in effect prior to the date hereof.

10. Borrower represents and warrants that the Representations and Warranties contained in the Agreement are true and correct as of the date of this Amendment, and that no Event of Default has occurred and is continuing.

11. As a condition to the effectiveness of this Amendment, Bank shall have received, in form and substance satisfactory to Bank, the following:

(a) this Amendment, duly executed by Borrower,

(b) a Certificate of the Secretary of Borrower with respect to incumbency and resolutions authorizing the execution and delivery of this Amendment;

(c) a non-refundable facility fee in the amount of $7,500 which may be debited from any of Borrower’s accounts;

(d) all reasonable Bank Expenses incurred through the date of this Amendment, which may be debited from any of Borrower’s accounts;

(e) an Agreement to Provide Insurance in the form attached hereto;

(f) an Itemization of Amount Financed Disbursement Instruction in the form attached hereto;

(g) an Automatic Debit Authorization in the form attached hereto; and

(h) such other documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate.

12. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the first date above written.

UPEK, INC.

By:	/s/ Gary Martell
Title:	CFO

COMERICA BANK

By:	/s/ Rod Werner
Title:	SVP

FOURTH AMENDMENT

TO

LOAN AND SECURITY AGREEMENT

This Fourth Amendment to Loan and Security Agreement is entered into as of May 4, 2007 (the “Amendment”), by and between COMERICA BANK (“Bank”) and UPEK, INC. (“Borrower”).

RECITALS

Borrower and Bank are parties to that certain Loan and Security Agreement dated as of September 30, 2005, as amended from time to time, including by that certain First Amendment to Loan and Security Agreement dated as of December 22, 2005, that certain Second Amendment to Loan and Security Agreement dated as of January 31, 2006, and that certain Third Amendment to Loan and Security Agreement dated as of July 27, 2006.

NOW, THEREFORE, the parties agree as follows:

1. The following defined term is amended to read as follows:

“Revolving Maturity Date” means December 31, 2008.

2. Unless otherwise defined, all initially capitalized terms in this Amendment shall be as defined in the Agreement. The Agreement, as amended hereby, shall be and remains in full force and effect in accordance with its terms and hereby is ratified and confirmed in all respects.

3. Borrower represents and warrants that the representations and warranties contained in the Agreement are true and correct as of the date of this Amendment, and that no Event of Default has occurred and is continuing. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.

4. As a condition to the effectiveness of this Amendment, Bank shall have received, in form and substance satisfactory to Bank, the following:

(a) this Amendment, duly executed by Borrower;

(b) a fee equal to $20,000 plus an amount equal to all Bank Expenses incurred through the date of this Amendment;

(c) such other documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate.

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IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the first date above written.

UPEK, INC.

By:	/s/ Gary Martell

Title:	Chief Financial Officer

COMERICA BANK

By:	/s/ Sunita Patel

Title:	Senior Vice President

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